FOR RELEASE 9 AM EASTERN, JULY 25, 2013

Media Contact:
David Rubinger for State Bank
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Ann Q. Curry Elected to State Bank Financial Corporation Board of Directors

Leading Nonprofit Fundraising Consultant Also Joins State Bank and Trust Company Board

ATLANTA AND MACON, GA July 25, 2013 – Ann Q. Curry has been elected to the boards of directors of State Bank and Trust Company and its parent company, State Bank Financial Corporation (NASDAQ: STBZ). Curry is owner and president of Coxe Curry & Associates, a fundraising consulting firm serving nonprofit organizations in greater Atlanta and throughout Georgia.
“Ann Curry has touched virtually every major fundraising effort in Atlanta for several decades and has had a tremendous impact on our community,” said Joe Evans, State Bank Chairman and CEO. “I am honored that Ann has accepted our invitation to serve on the State Bank board.”
Since Curry acquired Coxe Curry in 1993, the firm has more than quadrupled in size and greatly diversified and expanded its client base in metro Atlanta. Curry has personally led the $325 million Greater Grady campaign for the Grady Health Foundation, Children's Healthcare of Atlanta's $294 million campaign, Spelman College's $150 million campaign, The Trust for Public Land's $150 million Chattahoochee land protection effort and the Piedmont Park Conservancy's $41.2 million expansion of the Piedmont Park. She has long directed The Woodruff Arts Center's annual campaign for corporate support.
Curry has held leadership roles both locally and nationally with the League of Women Voters. She was a five-year member of the Board of Research Atlanta and its first woman president. Curry is a graduate of Leadership Atlanta and Leadership Georgia. She is a member of the YWCA Academy of Women Achievers and was recognized in 2007 as A Woman of Excellence by Atlanta Woman magazine. A recipient of the Eudora Rogers Award as the outstanding League of Women Voters member, Curry received the Eleanor Raoul Greene Award from the Georgia League in 2011.
Ann holds memberships on the CDC Foundation's Advisory Board, the Nominating Committee of United Way, and the Advisory Board of the Georgia Conservancy. She is a member of Atlanta Rotary. A graduate of Duke University, Ann is a past chair of the Duke University Women's Studies Council and a six-year member of the Board of Visitors for Trinity College at Duke. She currently serves on the advisory board for Duke University Libraries.
About State Bank Financial Corporation and State Bank and Trust Company
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia's best-capitalized banks, with approximately $2.61 billion in assets as of June 30, 2013. State Bank has locations in Metro Atlanta and Middle Georgia.

To learn more about State Bank, visit www.statebt.com